NOCOPI TECHNOLOGIES, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION


     NOCOPI TECHNOLOGIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended by deleting the first sentence of Article V thereof and replacing such sentence with the following:

     "The aggregate number of shares which the corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares of common stock having a par value of $.002 per share and Three Million (3,000,000) shares of preferred stock having a par value of $1.00 per share."

     SECOND: The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     THIRD: Prior to the amendment, the total number of shares of all classes which the Corporation had authority to issue was Fifty-Three Million (53,000,000), consisting of Fifty Million (50,000,000) shares of common stock, par value $.002 per share, and Three Million (3,000,000) shares of preferred stock, par value $1.00 per share, and the aggregate par value of all shares of all classes was 3,500,000. Subsequent to the amendment, the total number of shares of all classes which the Corporation had authority to issue was Seventy-Five Million (75,000,000) shares of common stock, par value $.002 per share, and Three Million (3,000,000) shares of preferred stock, par value $1.00 per share, and the aggregate par value of all shares of all classes was $3,750,000. The information required by subsection (b) (2) (i) of Section 2-607 of the Maryland General Corporation Law was not changed by the amendment.



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     IN WITNESS WHEREOF, Nocopi Technologies, Inc. has caused these presents to be signed in its name and on its behalf by its president and attested by its Assistant Secretary on the day of June 1998.


                                             NOCOPI TECHNOLOGIES, INC.



                                             By:  /s/ Richard A. Check
                                                  ---------------------------
                                                   Richard A. Check
                                                   President

Attest:

/s/ Joyce Csanady
----------------------------------
Joyce Csanady, Assistant Secretary


     THE UNDERSIGNED, President of Nocopi Technologies, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                  /s/ Richard A. Check
                                                  ------------------------
                                                   Richard A. Check




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